EXHIBIT 99.1

News Release

NYSE:	BVC
Web Site:	www.bayviewcapital.com
Contact:	John Okubo
(650) 294-7778

FOR IMMEDIATE RELEASE

May 3, 2005

Bay View Capital Corporation Announces First Quarter Results

     San Mateo, California – Bay View Capital Corporation (the “Company”) today reported a first quarter 2005 net loss of $334 thousand, or $0.05 per diluted share, compared to a restated first quarter 2004 net loss of $901 thousand, or $0.14 per diluted share. Per share data reflects a 1-for-10 reverse stock split that was effective June 30, 2004.

Results of Operations

     Net interest income increased to $3.4 million for the first quarter of 2005 from $3.0 million for the same period a year ago. Interest expense for the first quarter of 2005 reflects the benefit of a $0.6 million savings in connection with redemption of the remaining $22.0 million of Capital Securities in 2004. Noninterest income declined to $4.1 million for the first quarter of 2005 from $7.0 million for the first quarter of 2004, largely on a $3.2 million decline in leasing income resulting from continued runoff of the Company’s liquidating auto lease portfolio offset, in part, by favorable experience on the disposition of vehicles coming off lease. Noninterest expense declined to $7.1 million for the first quarter of 2005 from $11.5 million for the first quarter of 2004 on a $4.2 million decline in leasing expense.

Financial Condition

     Total assets increased to $502.9 million at March 31, 2005 from $423.3 million at December 31, 2004, on $75.2 million of growth in auto contract receivables. Outstanding borrowings increased by $80.7 million during the quarter. At March 31, 2005, the Company had tax assets of $17.1 million, consisting of net tax assets of $38.6 million less a valuation allowance of $21.5 million.

BVAC

     Bay View Acceptance Corporation (“BVAC”), the Company’s auto finance subsidiary, acquires retail auto installment contracts from a network of approximately 7,000 manufacturer-franchised and independent auto dealers in 30 states and has positioned itself in the market as a lender for well-qualified borrowers. While BVAC competes with other lenders for good credit quality auto loans, it offers specialized products such as extended term financing and larger advances for high credit quality customers and uses these products to establish relationships with automobile dealers.

     For the first quarter of 2005, BVAC produced net income of $788 thousand compared to $596 thousand for the first quarter of 2004. First quarter 2005 net interest income of $3.3 million was flat when compared with first quarter 2004 net interest income as increased funding costs, caused by rising market interest rates, largely offset increased interest income resulting from growth in its auto contracts receivable.

     During the first quarter of 2005, BVAC purchased $115.5 million of auto contracts, an increase of 43% compared to purchases of $80.7 million in the fourth quarter of 2004 and an increase of 67% from first quarter 2004 purchases of $69.3 million. BVAC attributes this increase to the initial success of its efforts to broaden its market for good credit quality customers and expand its origination of high quality loans. BVAC has consistently improved its monthly loan purchase volumes since September 2004, and its March 2005 loan purchase volume was the highest achieved in the Company’s history.

     For the first quarter of 2005, BVAC’s purchased contract rates averaged 8.30% compared to first quarter 2004 rates of 7.90%. Credit quality indicators also improved during the quarter. FICO scores for the quarter averaged 742 compared to an average of 734 for first quarter 2004 production. Net chargeoffs improved to 1.11% of managed contracts in the first quarter of 2005 from 1.23% in the first quarter of 2004.

     During the quarter, BVAC, through Bay View 2005-LJ-1 Owner Trust, issued $232.1 million of auto receivable backed notes. The issue was comprised of five classes of notes, Classes A-1 through A-4, and Class I which is an interest only security. The notes have a weighted-average stated coupon of 4.19% and final maturities ranging between February 27, 2006 and May 25, 2012. The notes are insured as to the timely payment of principal and interest and they contain a call provision that grants the Company the option of calling the notes at any time after the aggregate balance of receivables has been reduced to 15% of the original pool of receivables. Proceeds from the issuance of the notes were used to repay $217.8 million of borrowings on the Company’s revolving warehouse credit facility.

     At March 31, 2005, BVAC was servicing 30,409 auto contracts with an aggregate outstanding balance of $619 million compared to 29,824 auto contracts with an aggregate outstanding balance of $560 million at March 31, 2004.

Liquidation Activities

     The Company continued to dispose of the assets and satisfy the liabilities it assumed from Bay View Bank, N.A., whose dissolution was effective on September 30, 2003. During the quarter, $5.1 million of these assets, primarily auto leases and real estate owned, were liquidated and $4.0 million of liabilities were discharged.

     Nonperforming liquidating assets, net of mark-to-market valuation allowances, were $3.0 million at March 31, 2005. Total liquidating loans that were delinquent 60 days or more were $0.4 million at March 31, 2005.

Other

     As previously reported, the Company is restating its consolidated financial statements for the first, second and third quarters of 2004 to correct its accounting for derivatives (interest rate cap contracts) maintained by an affiliated special purpose owners trust entity in connection with BVAC’s $350 million revolving receivables warehouse credit facility. The impact of the restatement to first quarter 2004 results is to increase net loss by $58 thousand and decrease total assets by the same amount.

     The Company will host a conference call at 2:00 p.m. PDT on May 6, 2005 to discuss its financial results. Analysts, media representatives and the public are invited to listen to this discussion by calling 1-888-793-6954 and referencing the password “BVC.” An audio replay of this conference call will be available through Sunday, June 5, 2005 and can be accessed by dialing 1-866-360-3305.

     Bay View Capital Corporation is a financial services company headquartered in San Mateo, California. Its common stock is listed on the NYSE: BVC. For more information, visit the Company’s website at www.bayviewcapital.com.

Forward-Looking Statements

     All statements contained in this release that are not historic facts are based on current expectations. Such statements are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995) in nature and involve a number of risks and uncertainties. Although the Company currently believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated by the forward-looking statements will be realized. For information regarding factors that could cause the results contemplated by the forward-looking statements to differ from expectations, such as the inability to achieve the financial goals of both the Company’s plan of partial liquidation, including any financial goals related to contemplated asset resolution and the Company’s plan for the continuing operation of the auto business, including the inability to use net operating loss carryforwards that the Company currently has, please refer to the Company’s Reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by the Company or any other person. The Company disclaims any obligation to update such forward-looking statements or to announce publicly the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments.

Bay View Capital Corporation
Consolidated Statements of Financial Condition

	March 31, 2005	December 31,
	(Unaudited)	2004
	(Dollars in thousands)
ASSETS
Cash and cash equivalents	$8,079	$4,447
Restricted cash	33,112	26,845
Retained interests in securitizations	21,880	22,636
Auto installment contracts and loans held-for-sale:
Auto installment contracts	109,617	75,021
Other loans	375	902
Auto installment contracts held-for-investment, net	293,470	252,863
Investment in operating lease assets, net	5,941	10,041
Real estate owned, net	2,654	3,379
Premises and equipment, net	710	733
Repossessed vehicles	250	439
Deferred and current income taxes, net	17,098	16,977
Goodwill	1,846	1,846
Other assets	7,870	7,199

Total assets	$502,902	$423,328

LIABILITIES AND STOCKHOLDERS’ EQUITY
Borrowings:
Warehouse credit facility	$160,304	$298,755
Securitization notes payable	220,475	—
Other borrowings	607	1,895
Other liabilities	8,771	9,629
Liquidation reserve	8,768	8,856

Total liabilities	398,925	319,135

Stockholders’ equity:
Common stock ($.01 par value); authorized, 80,000,000 shares; issued, 2005 – 6,597,303 shares; 2004 – 6,597,303 shares; outstanding, 2005 – 6,595,886 shares; 2004 – 6,593,860 shares	66	66
Additional paid-in capital	109,243	109,578
Accumulated deficit	(4,919)	(4,585)
Treasury stock, at cost; 2005 – 1,417 shares; 2004 – 3,443 shares	(252)	(587)
Accumulated other comprehensive loss	(161)	(279)

Total stockholders’ equity	103,977	104,193

Total liabilities and stockholders’ equity	$502,902	$423,328

Bay View Capital Corporation
Consolidated Statements of Operations and Comprehensive Loss
(Unaudited)

	For the Three Months Ended
	March 31,	December 31,	March 31,
	2005	2004	2004
			As Restated
	(In thousands, except per share amounts)
Interest income:
Interest on installment contracts and loans	$6,350	$5,820	$4,155
Interest on mortgage-backed securities	—	—	29
Interest and dividends on investment securities	721	705	728

	7,071	6,525	4,912
Interest expense:
Interest on borrowings	3,678	2,593	1,942

	3,678	2,593	1,942
Net interest income	3,393	3,932	2,970
Provision for losses on installment contracts	837	760	—

Net interest income after provision for losses on installment contracts	2,556	3,172	2,970
Noninterest income:
Leasing income	2,070	1,607	5,228
Loan servicing income	552	624	947
Unrealized gain (loss) on derivative instruments	1,480	779	(308)
Unrealized loss on installment contracts and other loans	(10)	(32)	(5)
Loan fees and charges	183	154	500
Loss on sale of assets and liabilities, net	(439)	(550)	(300)
Other, net	242	83	984

	4,078	2,665	7,046
Noninterest expense:
General and administrative	6,606	6,515	6,541
Leasing expense	515	458	4,667
Real estate owned operations, net	4	866	291

	7,125	7,839	11,499
Loss before income taxes	(491)	(2,002)	(1,483)
Income tax benefit	(157)	(786)	(582)

Net loss	$(334)	$(1,216)	$(901)

Basic loss per share	$(0.05)	$(0.18)	$(0.14)

Diluted loss per share	$(0.05)	$(0.18)	$(0.14)

Weighted-average basic shares outstanding	6,594	6,591	6,578

Weighted-average diluted shares outstanding	6,594	6,591	6,578

Net loss	$(334)	$(1,216)	$(901)
Other comprehensive income (loss), net of tax:
Change in unrealized gain (loss) on securities available-for-sale, net of tax expense (benefit) of $29, ($254) and $389 for the three months ended March 31, 2005, December 31, 2004 and, March 31, 2004, respectively	45	(397)	608

Other comprehensive income (loss)	45	(397)	608

Comprehensive loss	$(289)	$(1,613)	$(293)

BAY VIEW CAPITAL CORPORATION
SELECTED FINANCIAL DATA
(Unaudited)

	At March 31, 2005	At December 31, 2004	At March 31, 2004
	(Dollars in thousands, except per share amounts)
Auto Installment Contracts and Loans Receivable:
Auto installment contracts (1) Auto contracts held-for-sale	$109,617	$75,021	$207,630
Auto contracts held-for-investment	293,470	252,863	—

Total auto installment contracts	403,087	327,884	207,630

Other loans and leases:
Franchise loans	375	583	6,314
Asset-based loans	—	319	503

Total other loans and leases	375	902	6,817

Auto installment contracts and other loans receivable (2)	$403,462	$328,786	$214,447

Credit Quality (Liquidating Portfolio):
Nonperforming assets – total (3)	$3,029	$4,281	$5,718
Nonperforming assets – franchise	$2,859	$3,792	$5,045
Loans and leases delinquent 60 days or more	$375	$902	$435
Loans and leases delinquent 60 days or more – franchise	$375	$583	$—
Per Share Data:
Book value per share (4)	$15.77	$15.80	$23.66
Other Data:
Full-time equivalent employees, including BVAC	125	125	134

(1) Excludes auto-related operating lease assets reported separately from loans and leases totaling $5.9 million, $10.0 million, and $45.1 million at March 31, 2005, December 31, 2004 and March 31, 2004, respectively.

(2) Includes allowances for mark-to-market valuation reserves and credit losses of $3.3 million, $2.7 million and $0.9 million at March 31, 2005, December 31, 2004 and March 31, 2004, respectively.

(3) Nonperforming assets include mark-to-market valuation reserves of $1.2 million, $1.2 million and $0.8 million at March 31, 2005, December 31, 2004 and March 31, 2004, respectively.

(4) Book value per share is presented on a post-reverse stock split basis.

BAY VIEW ACCEPTANCE CORPORATION
(Unaudited)

			At March 31, 2004
	At March 31, 2005	At December 31, 2004	As Restated
	(Amounts in thousands)
Selected Balance Sheet Information:
Cash	$7,387	$3,278	$(642)
Restricted cash	13,800	7,540	9,025
Retained interests in auto loan securitizations	21,880	22,636	29,040
Auto installment contracts held-for-sale	109,617	75,021	207,630
Auto installment contracts held-for-investment, net	293,470	252,863	—
Advances to parent	398	3,010	—
Other assets	8,443	7,969	6,427

Total assets	$454,995	$372,317	$251,480

Warehouse credit facility	$160,304	$298,755	$155,158
Securitization notes payable	220,475	—	—
Advances from parent	—	—	22,771
Current and deferred taxes	7,565	6,947	6,411
Other liabilities	3,408	4,277	5,450

Total liabilities	391,752	309,979	189,790
Stockholder’s equity	63,243	62,338	61,690

Total liabilities and stockholder’s equity	$454,995	$372,317	$251,480

BAY VIEW ACCEPTANCE CORPORATION (Continued)
(Unaudited)

	For the Three Months Ended
	March 31, 2005	December 31, 2004	March 31, 2004
			As Restated
	(Amounts in thousands, except per share amounts)
Selected Results of Operations Information:
Interest on auto contracts	$6,350	$5,821	$3,913
Interest on investment securities	630	620	666
Interest expense on borrowings	(3,659)	(2,647)	(1,319)

Net interest income	3,321	3,794	3,260
Provision for losses on installment contracts	(837)	(760)	—
Loan servicing income	543	621	939
Unrealized gain (loss) on derivative instruments	1,480	779	(308)
Unrealized loss on auto contracts	(10)	(32)	(5)
Loan fees and charges	150	124	215
Loss on sale of assets, net	(510)	(709)	(207)
Other income, net	44	49	30
General and administrative expenses	(2,822)	(2,950)	(2,910)

Income before income tax expense	1,359	916	1,014
Income tax expense	(571)	(360)	(418)

Net income	$788	$556	$596

Selected Production Information:
Dollar value of contracts purchased	$115,536	$80,689	$69,337
Number of contracts purchased	4,701	2,889	2,289
Average balance of contracts purchased	$24.6	$27.9	$30.2
Weighted-average contract rate	8.30%	8.09%	7.90%
Average FICO credit score	742	746	734
Selected Credit Quality Information:
Net chargeoffs on managed contracts for period	$1,680	$1,566	$1,739
Net chargeoffs as a percentage of average managed contracts (annualized)	1.11%	1.11%	1.23%
Contracts delinquent 30 days or more as a percentage of managed contracts (as of period-end)	0.41%	0.63%	0.41%
Average Managed Contracts	$598,190	$564,667	$566,371

	At March 31, 2005	At December 31, 2004	At March 31, 2004
	(Amounts in thousands)
Managed Contracts (period-end):
Total managed contracts	$618,792	$570,864	$560,389
Total number of contracts	30,409	28,283	29,824
Other Data:
Full-time equivalent employees	104	104	106